Exhibit 10.1

GENERAL RELEASE AND SEVERANCE AGREEMENT

This General Release and Severance Agreement (the “Agreement”), dated as of May 7, 2018, is made and entered into by and between Bradford Barton and Alliqua Biomedical, Inc. (“Alliqua”).

For good and valuable consideration, receipt of which is hereby acknowledged, in order to effect a mutually satisfactory and amicable separation of employment from Alliqua and to resolve and settle finally, fully and completely all matters and disputes that now or may exist between them, as set forth below, Bradford Barton and Alliqua agree as follows:

1.       Parties and Status. The parties to this Agreement are Bradford Barton, his heirs, representatives, successors and assigns (collectively “Employee”), and Alliqua, and any of its parents, predecessors, successors, subsidiaries, affiliates or related companies, owners, officers, directors, partners, employees, agents and/or representatives.

2.       Separation from Employment. Effective May 7, 2018 (the “Separation Date”), Employee ceases his employment with Alliqua and relinquishes all positions, offices, and authority with Alliqua. Employee acknowledges and agrees, except for the payments described hereunder, Employee has no rights to any other wages and other compensation or remuneration of any kind due or owed from Alliqua, including, but not limited, to all wages, reimbursements, bonuses, advances, vacation pay, severance pay, vested or unvested equity or stock options, awards, and any other incentive-based compensation or benefits to which Employee was or may become entitled or eligible.

3.       Employment Agreement. The employment agreement between the parties (together with all amendments thereto, the “Employment Agreement”) has terminated forever and no party shall have any further obligation or liability thereunder, except that Employee acknowledges and agrees that Article IV Restrictive Covenants of the Employment Agreement, and all provisions thereunder, shall remain in full force and effect in accordance with their terms.

4.       Consideration. In consideration of this Agreement and the release herein, and his compliance with his obligations hereunder, Alliqua will provide Employee with the following: (i) the performance bonus for 2017, in the amount of $118,310.40, less applicable taxes and other withholdings, payable in a lump sum payment within thirty (30) days following the final consummation of Alliqua’s sale of substantially all of its assets to Celularity, Inc. pursuant to the Asset Purchase Agreement dated January 5, 2018, provided such transaction occurs on or before September 30, 2018 (the “Sale Consummation”); (ii) severance pay in an amount equal to Employee’s Base Salary for twelve (12) months, less applicable taxes and other withholdings, payable in a lump sum payment on or before the thirtieth (30th) day following the date of the Sale Consummation; (iii) for a period of twelve (12) months or until Employee becomes eligible for comparable employer sponsored health plan benefits, whichever is sooner, all health plan benefits to which Employee is entitled prior to the termination date under any such benefit plans or arrangements maintained by the Company in which Employee participated, which benefits shall be determined and paid in accordance with the Company’s plans or arrangements and shall be provided pursuant to COBRA with the relative costs therefor being paid by the Company and Employee in the same proportion as existed while Employee was an active employee of the Company; and (iv) the stock options and restricted stock granted to Employee shall be fully and immediately vested, and the stock options shall remain exercisable for two (2) years following the Separation Date or, if sooner, until the end of the applicable stock option’s term.

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5.       Transition Services. Employee agrees to cooperate with Alliqua and perform such services as Alliqua may reasonably request relating to the transition of his responsibilities and Alliqua’s matters, files and materials.

6.       Release of Claims. For and in consideration of the right to receive the consideration described in Section 4 of this Agreement, Employee fully and irrevocably releases and discharges Alliqua, including all of its affiliates, parent companies, subsidiary companies, employees, owners, directors, officers, principals, agents, insurers, and attorneys from any and all claims arising or existing on, or at any time prior to, the date this Agreement is signed by Employee. Such released claims include, without limitation, claims relating to or arising out of: (i) Employee’s hiring, compensation, benefits and employment with Alliqua, (ii) Employee’s separation from employment with Alliqua, and (iii) all claims known or unknown or which could or have been asserted by Employee against Alliqua, at law or in equity, or sounding in contract (express or implied) or tort, including claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, pregnancy, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, claims under the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Rehabilitation Act; the Equal Pay Act; the Family and Medical Leave Act, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the Occupational Safety and Health Act; the Sarbanes Oxley Act; the Employee Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act; the National Labor Relations Act and the Labor Management Relations Act; the Pennsylvania Human Relations Act, and any other similar or equivalent state laws; the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, and any other similar or equivalent state laws; and any other federal, state, local, municipal or common law whistleblower protection claim, discrimination or anti-retaliation statute or ordinance; claims arising under the Employee Retirement Income Security Act; claims arising under the Fair Labor Standards Act; or any other statutory, contractual or common law claims. Employee does not release Employee’s right to enforce the terms of this Agreement.

7.       No Interference. Nothing in this Agreement is intended to interfere with Employee’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity (including, without limitation, the Securities and Exchange Commission (the “SEC”)), or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Employee further acknowledges that nothing in this Agreement is intended to interfere with Employee’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, or any other government agency or entity. However, by executing this Agreement, Employee hereby waives the right to recover any damages or benefits in any proceeding Employee may bring before the EEOC, any state human rights commission, or any other government agency or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency on Employee’s behalf with respect to any claim released in this Agreement; provided, however, for purposes of clarity, Employee does not waive any right to any whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934 or any other similar provision.

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8.       Review and Consultation.  Employee acknowledges that: (i) this Agreement is written in terms and sets forth conditions in a manner which he understands; (ii) he has carefully read and understands all of the terms and conditions of this Agreement; (iii) he agrees with the terms and conditions of this Agreement; and (iv) he enters into this Agreement knowingly and voluntarily.  Employee acknowledges that he does not waive rights or claims that may arise after the date this Agreement is executed, that he has been given twenty-one (21) days from receipt of this Agreement in which to consider whether he wanted to sign it, that any modifications, material or otherwise made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period, and that Alliqua advises Employee to consult with an attorney before he signs this Agreement.  Alliqua agrees, and Employee represents that he understands, that he may revoke his acceptance of this Agreement at any time for seven (7) days following his execution of the Agreement and must provide notice of such revocation by giving written notice to Alliqua. If not revoked by written notice received on or before the eighth (8th) day following the date of his execution of the Agreement, this Agreement shall be deemed to have become enforceable and on such eighth (8th) day.

9.       Governing Law/Venue. This Agreement shall be governed by and construed under the laws of the State of Delaware. Venue of any litigation arising from this Agreement or any disputes relating to the Employee’s employment shall be in the United States District Court for the District of Delaware, or a state district court of competent jurisdiction in New Castle County, Delaware. Employee consents to personal jurisdiction of the United States District Court for the District of Delaware, or a state district court of competent jurisdiction in New Castle County, Delaware for any dispute relating to or arising out of this Agreement or Employee’s employment, and Employee agrees that Employee shall not challenge personal or subject matter jurisdiction in such courts.

10.       Voluntary. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

11.       Acknowledgment. Employee acknowledges and agrees that the consideration provided herein is consideration to which Employee is not otherwise entitled except pursuant to the terms of this Agreement, and are being provided in exchange for Employee’s compliance with his obligations set forth hereunder.

12.       No Admission of Liability. This Agreement shall not in any way be construed as an admission by Alliqua of any acts of wrongdoing or violation of any statute, law or legal right.

13.       Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or by electronic mail in portable document format (PDF) will be effective as delivery of a manually executed signature page of this Agreement.

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14.       Sole Agreement and Severability. Except as set forth herein, this Agreement is the sole, entire and complete agreement of the parties relating in any way to the subject matter hereof. No statements, promises or representations have been made by any party to any other party, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly set forth herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect. The covenants contained in this Agreement are intended by the parties hereto as separate and divisible provisions, and in the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE AND SEVERANCE AGREEMENT INCLUDES A RELEASE OF ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, AGAINST ALLIQUA BIOMEDICAL, INC.

ALLIQUA BIOMEDICAL, INC.	BRADFORD BARTON

By:_______________________________	__________________________________

Title:______________________________	Date:______________________________

Date:______________________________

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